EXHIBIT 5.2

                   [Letterhead of Piper & Marbury L.L.P.]

                             December 12, 1997


LaSalle Partners Incorporated
200 East Randolph Street
Chicago, Illinois  60601

Ladies and Gentlemen:

               We have acted as special Maryland counsel to LaSalle Partners Incorporated, a Maryland corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of up to 2,965,000 shares of Common Stock, par value $0.01 per share (the "Common Stock"), of the Company pursuant to a Registration Statement of the Company on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission"). The Registration Statement covers: (i) 250,000 shares of Common Stock that may be purchased on the open market pursuant to the Company's Employee Stock Purchase Plan, (ii) 2,215,000 shares of Common Stock that may be issued in connection with awards granted pursuant to the Company's 1997 Stock Award and Incentive Plan (the "Incentive Plan") and
(iii) 500,000 shares of Common Stock that may be issued pursuant to the Company's Stock Compensation Plan (the "Compensation Plan"). The Incentive Plan and the Compensation Plan are collectively referred to as the "Plans" and the shares of Common Stock to be issued thereunder are collectively referred to as the "Shares."

               In this capacity, we have examined the Registration Statement, the Plans, the Charter and By-Laws of the Company, the proceedings of the Board of Directors of the Company relating to the reservation and issuance of the Shares to be issued pursuant to the Plans, a certificate of an officer of the Company (the "Certificate"), and such other statutes, certificates, instruments and documents relating to the Company and matters of law as we have deemed necessary to the issuance of this opinion. In such examination, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the aforesaid documents, the authenticity of all documents submitted to us as originals, the conformity with originals of all documents submitted to us as copies (and the authenticity of the originals of such copies), and that all public records reviewed are accurate and complete. As to factual matters, we have relied on the Certificate and have not independently verified the matters stated therein. We assume that the Company will have at the time of issuance of any Shares under the Plans at least that number of authorized but unissued shares of Common Stock of the Company equal to the number of shares to be issued pursuant to such Plan.

               Based upon the foregoing and having regard for such legal considerations as we deem relevant, we are of the opinion and so advise you that, the issuance of the Shares has been duly authorized and, when issued, delivered and paid for in accordance with the terms and conditions of the Plans, such Shares will be validly issued, fully paid and non-assessable.

               The opinion expressed herein is for the use of the Company in connection with the Registration Statement. This opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated.

               We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Legal Matters" in the Prospectus included in the Registration Statement.

                                    Very truly yours,


                                    /s/ Piper & Marbury L.L.P.